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                                                                EXHIBIT 9(g)

                          EMERALD FUNDS
           AMENDMENT NO. 3 TO ADMINISTRATION AGREEMENT


          This Amendment, dated as of the 26th of December, 1995 is entered into between EMERALD FUNDS (the "Trust"), a Massachusetts business trust, and CONCORD HOLDING CORPORATION ("Holding") a Delaware corporation.

          WHEREAS, the Trust and Holding are parties to an Administration Agreement dated as of March 1, 1994 (the "Agreement") wherein Concord has agreed to provide administration services to the Trust's Equity and Fixed Income Funds (the "Funds"); and

          WHEREAS, the Trust has established the International Equity Fund and Equity Value Fund (the "Additional Funds") and the Trust wishes to retain Holding to act as administrator therefor, and Holding has advised the Trust that it is willing to serve as administrator for the Additional Funds; and

          WHEREAS, Section VI of the Agreement provides that said Agreement may be amended as provided therein;

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. APPOINTMENT. The Trust hereby appoints Holding to act as administrator to the Trust for the Additional Funds for the period and on the terms set forth in the Administration Agreement. Holding hereby accepts such appointment and agrees to render the services set forth in the Administration Agreement for the compensation therein provided.

          2. CAPITALIZED TERMS. From and after the date hereof, the term "Funds" as used in the Administration Agreement shall be deemed to include the Additional Funds. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Administration Agreement.

          3. MISCELLANEOUS. Except to the extent supplemented hereby, the Administration Agreement shall remain unchanged and in full force and effect is hereby ratified and confirmed in all respects.

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          IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 as of the 26th of December, 1995.

EMERALD FUNDS                            CONCORD HOLDING CORPORATION


By:John G. Grimsley                       By:William Blundin
   ---------------------                     -----------------------
   John G. Grimsley, President               Title:Vice Chairman



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